Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 15, 2021, with respect to the consolidated financial statements of Owl Rock Core Income Corp. and the senior securities table, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-2.

/s/ KPMG LLP

New York, New York

November 23, 2021